Exhibit 99.1

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Contact:	Dolph Baker, Chairman, President and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS, INC. ANNOUNCES  LETTER OF INTENT

TO ACQUIRE EGG PRODUCTION ASSETS OF FOODONICS INTERNATIONAL

JACKSON, Miss. (August 2, 2016)  ― Cal-Maine Foods, Inc. (NASDAQ:  CALM) today announced that it has signed a letter of intent to acquire substantially all of the assets of Foodonics International, Inc. and its related entities doing business as Dixie Egg Company. The assets to be acquired, subject to the completion of this transaction, include commercial egg production and processing facilities with capacity for approximately 1.6 million laying hens and related feed production, milling and distribution facilities in Georgia, Alabama and Florida. Dixie Egg Company also has contract arrangements for an additional 1.5 million laying hens. In addition, Cal-Maine Foods will acquire the Egg-Land’s Best, Inc. franchise with licensing rights for portions of certain markets in Alabama, Florida and Georgia as well as Puerto Rico, Bahamas and Cuba.  The Company expects to close the transaction in early October.

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward‑looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8‑K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) our ability to predict and meet demand for cage-free and other specialty eggs, (v) risks, changes or obligations that could result from our future acquisition of new flocks or businesses, (vi) adverse results in pending litigation matters and (vii) risk that the pending transaction will not be completed. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate.  Further, the forward‑looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

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CAL-MAINE FOODS, INC.POST OFFICE BOX 2960 • JACKSON,  MISSISSIPPI 39207

PHONE 601-948-6813FAX 601-969-0905